Exhibit 99.01

OG&E, GRDA and OMPA to Acquire Redbud Power Plant from Kelson Holdings

OG&E to acquire 51 percent interest and operate 1,230-MW facility

OGE Energy Corp. announced today that its regulated utility subsidiary, OG&E, has signed definitive agreements with Kelson Holdings LLC (Kelson Holdings), the Grand River Dam Authority (GRDA) and the Oklahoma Municipal Power Authority (OMPA) to purchase the natural gas-fired Redbud power plant near Luther.

Kelson Holdings, a Maryland holding company, agreed to sell Redbud for $852 million following a competitive sale process involving Redbud. Subject to various regulatory approvals and closing conditions, OG&E will acquire a 51 percent interest in the Redbud facility, GRDA 36 percent and OMPA 13 percent. OG&E would operate the plant, which has four, 300-megawatt-plus generating units.

“The purchase of the Redbud plant fills the need for electric generation that was to have been met by the construction of the coal-fired Red Rock plant, which was cancelled late last year,” said Pete Delaney, OGE Energy Corp. Chairman, President and CEO. “Redbud is a new, efficient combined-cycle, gas-fired plant connected to the OG&E transmission system near the Oklahoma City area, -- similar to our McClain gas-fired plant, which we acquired in 2004. Our purchase price is below the cost of constructing a new, gas-fired facility, locking in savings for our customers for years to come.”

He added that the opportunity to participate in the Redbud sale process required quick action on the company’s part.

“This was an opportunity that required quick action,” Delaney said. “This is our second attempt to acquire the plant following an earlier offer for Redbud as an alternative to the McClain power plant purchase. We had to meet some short timelines in an effort to participate in this competitive bidding process and are very pleased to be able to put together a partnership with GRDA and OMPA to take advantage of this opportunity for our customers.”

Delaney also stressed that in addition to the Redbud acquisition OG&E will continue to focus on reducing demand through conservation, efficiency and demand-side management initiatives.

OG&E serves more than 762,000 retail customers across 30,000 square miles in Oklahoma and western Arkansas, and a number of wholesale customers throughout the region. With about 6,100 megawatts of capacity in eight power plants, OG&E generates electricity from natural gas and western coal. OG&E also has two wind farms with 170 megawatts of capacity, with plans and projects expected to increase that total by 600 megawatts in the years ahead.

GRDA, with total generation capability of 1,480 megawatts, transmits and delivers wholesale electricity across a 24-county service area in Northeast Oklahoma to municipal power providers, electric cooperatives and industries.

OMPA provides wholesale electricity to 35 Oklahoma cities and towns that own their electric systems.

Kelson Holdings is a leading independent power producer engaged in the business of owning and operating electric generating facilities. Kelson Holdings currently owns or leases four combined-cycle gas-fired facilities located in SPP and SERC having an aggregate total generating capacity of 4,002 MWs. Kelson Holdings is indirectly and wholly owned by Harbinger Capital Partners.